UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
JELD-WEN HOLDING, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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SUPPLEMENT TO PROXY STATEMENT DATED MARCH 12, 2026
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 22, 2026
The additional materials provided herein supplement, and should be read in conjunction with, the information regarding Proposal 4 – Approve the 2026 Omnibus Equity Plan contained in the definitive proxy statement (the “Proxy Statement”) of JELD-WEN Holding, Inc. (“we,” “us,” “our” or the “Company”) filed with the Securities and Exchange Commission on March 12, 2026, regarding the annual meeting of stockholders (the “Annual Meeting”) to be held on April 22, 2026 at 8:00 a.m. ET. The information set forth in the Proxy Statement remains unchanged and should continue to be considered in casting votes by proxy for the Annual Meeting. These additional materials solely provide further information to be considered with respect to a stockholder’s evaluation of Proposal 4 of the Proxy Statement. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement.
Supplemental Information Concerning Proposal 4
The following points outline some of the reasons that we believe our stockholders should support Proposal 4 – Approve the 2026 Omnibus Equity Plan:
1. We have demonstrated thoughtful responsiveness to stockholder feedback in our equity plan and executive compensation program. Our executive compensation program is designed to align our executive compensation with long-term stockholder interests and the achievement of the Company’s strategic initiatives.
• Alignment with Stockholder Interests. Through our ongoing stockholder engagement, we receive consistent feedback that our investors favor incentive compensation arrangements tied to specific performance measures that drive long-term performance and value creation. Further, as evidenced by the 95.03% approval of our say-on-pay proposal last year and feedback received in our stockholder engagement discussions, we believe our stockholders strongly support our executive compensation program.
• Prudent Share Request; No Evergreen Provision. Under the terms of the 2026 Plan, no more than 3,000,000 shares of common stock will be authorized for issuance under the 2026 Plan (subject to adjustment for anti-dilution purposes as provided in the 2026 Plan). The 2026 Plan does not include an evergreen feature providing for annual share pool replenishments, thus assuring that stockholders must approve any increases in the plan share pool. As of
February 27, 2026, approximately 2,730,921 shares were available for grant under the 2017 Plan. These shares will not be rolled into the 2026 Plan. As of February 27, 2026, under the 2011 and 2017 Plans (and without giving effect to shares that would be available under the 2026 Plan pursuant to Proposal 4) approximately 347,821 shares were subject to outstanding stock options and approximately 4,025,345 shares were subject to outstanding full value awards such as RSUs and PSUs, assuming a maximum payout for PSUs, under the 2011 and 2017 Plans.
• Limitation on Participant Awards. Like the 2017 Plan, the 2026 Plan provides that the aggregate number of shares that may be issued pursuant to awards under the plan in any calendar year may not exceed 2,000,000 shares to any eligible individual who is an employee or consultant (subject to adjustment as provided in the 2026 Plan). In addition, the 2026 Plan provides that the maximum number of shares subject to awards granted during any calendar year to a non-employee director, together with any cash fees paid and the value of any cash-denominated awards granted during such calendar year for service as a non-employee director, may not exceed $900,000 in total value (calculating the value of awards based on the fair market value per share on the grant date, and subject to adjustment as provided in the 2026 Plan).
• Key Tool for Recruitment and Retention. The Board believes that approval of the 2026 Plan is in the best interests of the Company and its stockholders in order to continue the purposes of our equity compensation program and to serve as an important recruitment and retention tool. The Board believes that substantial equity-based ownership encourages management to take actions favorable to the long-term interests of the Company and its stockholders. Accordingly, equity-based compensation makes up a significant portion of the overall compensation of our executive management team. The Board believes that the adoption of the 2026 Plan will allow us to continue the use of equity compensation as a component of a competitive, but measured, overall compensation program.

2. Prior to the Effective Date, the Company commits to issuing awards for no more than 300,000 shares under the 2017 Plan for grants to new hires. From February 28, 2026 to April 1, 2026, the Company issued 85,470 shares under the 2017 Plan for such grants, far below the 300,000 shares. If the 2026 Plan is approved by stockholders, no awards will be granted under the 2017 Plan after the Effective Date.
We believe our executive compensation program appropriately incentivizes and rewards our employees and has been effective in aligning our employees’ interests with those of our stockholders. If our stockholders do not approve the 2026 Plan, the Board and the Compensation Committee will reevaluate our compensation alternatives, given that no further awards may be granted under the 2017 Plan after January 20, 2027 and that we will have insufficient shares to grant annual equity awards in 2026 and thereafter.
The Board unanimously recommends a vote “FOR” Proposal 4.
This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this supplement, any and all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.
Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2026: This Supplemental Information, as well as the Notice of Meeting, 2026 Proxy Statement and 2025 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2025, are available at www.proxyvote.com.